UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2023

VIASAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)
Common Stock, par value $0.0001 per share	VSAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 22, 2023, Viasat, Inc. (“Viasat”), Bank of America, N.A. (as administrative agent and collateral agent, the “Administrative Agent”) and the other lenders party thereto entered into an Amendment and Restatement Agreement pursuant to which the Credit Agreement by and among Viasat (as borrower), the Administrative Agent and the lenders party thereto, dated as of May 30, 2023, which provides for a $616.7 million term loan facility that was fully drawn on May 30, 2023 and matures in May 2030, was amended and restated (the “A&R Term Loan Agreement”). The amendments under the A&R Term Loan Agreement amended certain provisions therein, including (among other matters) amendments to certain prepayment events and negative covenants.

Borrowings under the A&R Term Loan Agreement are required to be repaid in quarterly installments of approximately $1.5 million each, which commence on December 31, 2023, followed by a final installment of approximately $576.6 million at maturity. Borrowings under the A&R Term Loan Agreement bear interest, at Viasat’s option, at either (i) a base rate equal to the greater of the Administrative Agent’s prime rate as announced from time to time, the federal funds effective rate plus 0.50%, and the forward-looking SOFR term rate administered by CME for a one-month interest period plus 1.00%, subject to a floor of 1.50% for the initial term loans, plus an applicable margin of 3.50%, or (ii) the forward-looking SOFR term rate administered by CME for the applicable interest period, subject to a floor of 0.50% for the initial term loans, plus an applicable margin of 4.50%, plus a credit spread adjustment ranging from 0.11% to 0.43%.

Borrowings under the A&R Term Loan Agreement are required to be guaranteed by certain significant domestic subsidiaries of Viasat (as defined in the A&R Term Loan Agreement) and secured by substantially all of Viasat’s and any such subsidiary’s assets. The A&R Term Loan Agreement contains covenants that restrict, among other things, the ability of Viasat and its restricted subsidiaries to incur additional debt, grant liens, sell assets, make investments, pay dividends and make certain other restricted payments. The A&R Term Loan Agreement also contains customary events of default. Upon the occurrence and during the continuance of an event of default, the Administrative Agent may declare all outstanding amounts under the A&R Term Loan Agreement immediately due and payable.

Certain of the lenders under the A&R Term Loan Agreement, and their respective affiliates, have performed, and may in the future perform, for Viasat and its affiliates various commercial banking, investment banking, financial advisory or other services (including in connection with Viasat’s other credit facilities) for which they have received and/or may in the future receive customary compensation and expense reimbursement.

The foregoing description of the A&R Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Term Loan Agreement, which is attached as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Amendment and Restatement Agreement, dated as of September 22, 2023, by and among Viasat, Inc., Bank of America, N.A. (as administrative agent and collateral agent) and the lenders party thereto.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: September 25, 2023	By:	/s/ Brett Church
	Name:	Brett Church
	Title:	Associate General Counsel